EX-99.(a)(1)

                       JULIUS BAER GLOBAL EQUITY FUND INC.
                       -----------------------------------

                              ARTICLES OF AMENDMENT


      Julius Baer Global Equity Fund Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


      FIRST: At 5:00 p.m. on September 15, 2005 (the "EFFECTIVE TIME"), (a) each ten shares of Class A Common Stock, $.001 par value per share ("CLASS A COMMON STOCK"), that are issued and outstanding immediately prior to the Effective Time shall be combined into one share of Class A Common Stock, with any resulting fractional shares of Class A Common Stock being cancelled and the holders of any such fractional shares of Class A Common Stock being entitled to receive a cash payment in lieu of such fractional shares calculated using the net asset value per share of the Corporation at the Effective Time and (b) each ten shares of Class I Common Stock, $.001 par value per share ("CLASS I COMMON STOCK"), that are issued and outstanding immediately prior to the Effective Time shall be combined into one share of Class I Common Stock, with any resulting fractional shares of Class I Common Stock being cancelled and the holders of any such fractional shares of Class I Common Stock being entitled to receive a cash payment in lieu of such fractional shares calculated using the net asset value per share of the Corporation at the Effective Time. At the Effective Time, any right, option, warrant or other contract right to purchase any shares of Class A Common Stock or Class I Common Stock shall, without further action, evidence an equivalent right, option, warrant or other contract right to purchase one-tenth of such number of shares or, as the case may be, a security convertible or exchangeable into one-tenth such number of shares.

      SECOND: Immediately after the Effective Time, the charter of the Corporation (the "Charter") is hereby amended to change the par value per share of each then outstanding share of Class A Common Stock and each then outstanding share of Class I Common Stock from $.01 per share to $.001 per share.

      THIRD: The foregoing amendments to the Charter has been approved by a majority of the entire Board of Directors and the amendment is limited to changes expressly permitted by Sections 2-309(e) and 2-605(a) of Maryland General Corporation Law to be made without action by the stockholders.

      FOURTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 23 day of August, 2005.
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                                        Julius Baer Global Equity Fund Inc.

                                        By:/s/ Anthony Williams
                                               Anthony Williams
                                               President

Attest:  August 23, 2005


/s/ Craig M. Giunta
Craig M. Giunta
Secretary